                                                                    EXHIBIT 7.b.


                                PROMISSORY NOTE

$3,000,000.00                                                 Memphis, Tennessee
                                                              March 25, 1998

     On December 31, 1998 (the "Maturity Date"), the undersigned, SCTC PARTNERSHIP, a Tennessee general partnership (the "Maker"), promises to pay to the order of FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal place of business in Memphis, Tennessee (the "Bank"), the principal sum of THREE MILLION DOLLARS ($3,000,000.00), value received, together with interest from date until paid, upon disbursed and unpaid principal balances, at the rate hereinafter specified, said interest being payable quarterly on the last day of each March, June and September hereafter, commencing on the 31st day of March, 1998, with the final installment of interest being due and payable concurrently on the same date that the principal balance is due hereunder.

     Subject to the limitations hereinafter set forth, the disbursed and unpaid principal balances of the indebtedness hereby evidenced shall bear interest at a rate per annum which shall, from day to day, be equal to the lesser of (a) the maximum effective variable rate of interest ("Maximum Rate") which Bank may, from time to time, lawfully charge, or (b) a rate equal to (i) one-half percent (0.5%) per annum plus (ii) the base commercial rate of interest ("Base Rate") established from time to time by the Bank, each change in the rate to be charged hereon to become effective, without notice to the undersigned, on the effective date of each change in the Maximum Rate or the Base Rate as the case may be. The Bank's Base Rate is, as of the date hereof, eight and one-half percent (8.5%) per annum.

     In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the maximum effective contract rate which may be charged by the Bank under applicable statutes and laws from time to time in effect.

     This Note is secured by (a) an Assignment and Security Agreement of even date herewith, executed by David Meyer; and (b) an Assignment and Security Agreement of even date herewith, executed by Thomas A. Browning (collectively, the "Security Agreements"), all as is more particularly described in said Security Agreements, and may now or hereafter be secured by other mortgages, trust deeds, assignments, security agreements, or other instruments of pledge or hypothecation.

     This Note is payable at the offices of Bank, 165 Madison Avenue, Memphis, Tennessee 38103, Attention: Metropolitan Division, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

     Upon the Maturity Date, or, at the option of the Bank (a) if the undersigned shall fail to make payment of any installment of interest, as above provided and such failure shall continue unremedied for a period of five (5) days; or (b) upon any default in the terms and provisions of either of the Security Agreements, or any trust deed, mortgage, security agreement, or other instrument of pledge or hypothecation which now or hereafter secures the payment of the indebtedness evidenced hereby; or (c) upon the occurrence of any Event of Default as that term is defined in the Security Agreements; or (d) upon the death or dissolution of the Maker or any endorser or guarantor or (if the Maker, or any endorser or guarantor is a partnership) the death or dissolution of any general partner thereof; or (e) upon default in the payment when due of any other indebtednesses, liabilities, or obligations of the Maker or Guarantor to the Bank, whether now existing or hereafter created or arising, the entire unpaid balance of the indebtedness hereby evidenced, together with all interest then accrued, shall at once become due and payable for all purposes.

     If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, the undersigned will pay all costs of collection and litigation, together with a reasonable attorney's fee.

     The Maker and any endorsers or guarantors hereof waive protest, demand, presentment and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to them and without affecting their liability thereon.

     It is the intention of the Bank and the Maker to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and, in the event that the holder hereof ever receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal, so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the Bank and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Maker that is in conflict with the provisions of this paragraph.

     This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time, shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum effective rate permitted by such applicable law, from time to time in effect.



                                             SCTC PARTNERSHIP

                                             By: /s/ DAVID MEYER
                                                ---------------------------
                                                 David Meyer
                                                 Managing General Partner



                                     - 3 -